Exhibit 5

SATTERLEE STEPHENS BURKE & BURKE LLP

230 Park Avenue

New York, N.Y. 10169-0079

(212) 818-9200

December 17, 2004

Medarex, Inc.

707 State Road

Princeton, New Jersey 08540

Dear Sirs:

You have asked for our opinion in connection with a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission for registration pursuant to the Securities Act of 1933, as amended, of 1,000,000 shares of common stock, par value $.01 per share, of Medarex, Inc. (the “Company”) reserved for issuance pursuant to the Company’s 2002 Employee Stock Purchase Plan (the “Plan”).

As counsel for the Company, we are familiar with the Plan, as amended to date, and with the corporate proceedings relating thereto and to the Registration Statement herein above referred to.  Based on the foregoing, it is our opinion that the shares reserved under the Plan, upon issuance on exercise in accordance with the provisions of the Plan and the stock option agreements evidencing options granted thereunder, will be validly issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof under the laws of the State of New Jersey.

We understand that a copy of this opinion will be filed as an exhibit to the Registration Statement and we hereby consent to such filing.

/s/ SATTERLEE STEPHENS BURKE & BURKE LLP